Exhibit 10.11

MODEL AGREEMENT

Approved February 11, 2008

[INCENTIVE] [NON-QUALIFIED] STOCK OPTION AGREEMENT

UNDER THE MAX CAPITAL GROUP LTD.

2000 STOCK INCENTIVE PLAN

THIS AGREEMENT is made this ___ day of ___________, 20__, by and between Max Capital Group Ltd. (the “Company”) and [            ] (the “Optionee”).

WITNESSETH:

WHEREAS, pursuant to the Max Capital Group Ltd. 2000 Stock Incentive Plan, as amended (the “Plan”), the Company desires to afford the Optionee the opportunity to acquire, or enlarge, his/her ownership of the Company’s common stock, $1.00 par value per share (“Common Stock”), so that he/she may have a direct proprietary interest in the Company’s success.

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to grant the Option (as defined below) provided for herein (the “Award”), to the Optionee in recognition of the Optionee’s services to the Company, in partial consideration for the Optionee’s employment with the Company and in partial consideration for the Optionee’s agreement to comply with the Company’s policies as forth on Exhibit A attached hereto, such grant to be subject to the terms set forth herein.

NOW, THEREFORE, in consideration for the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Optionee, during the period commencing on the date of this Agreement and ending on the close of business on the day of the [tenth]1 anniversary of the date hereof (the “Termination Date”), the right and option (the right to purchase any one share of Common Stock hereunder being an “Option”) to purchase from the Company, at a price of $_____ per share (the “Option Price”), an aggregate of [            ] shares of Common Stock (the “Option Shares”).

2. Limitation on Exercise of Option. Subject to the terms and conditions set forth herein and the Plan, the Optionee will be vested in __% of the Options on and after the _____ anniversary of the date hereof and an additional __% on each of the _____________anniversaries of the date hereof (each such anniversary, a “Vesting Date”); provided, that, except as otherwise provided herein, the Optionee is then employed by the Company on the relevant Vesting Date.

[1]	Term must be 5 years if the Option is an Incentive Stock Option granted to a 10% Shareholder.

3. Termination of Employment. Any Options held by the Optionee upon termination of employment shall remain exercisable as follows, subject to the conditions set forth in Section 4 hereof:

(a) If the Optionee’s termination of employment is due to death or Retirement, or if the Optionee’s employment is terminated by the Company for Disability (as defined below) or without Cause (as defined in the Plan), by the Optionee for Good Reason (as defined below) [or upon the Company’s failure to renew the Optionee’s work permit in Bermuda,] a pro rata portion of the Options which would have vested upon the next Vesting Date shall vest as of the date of such termination, and all other unvested Options shall immediately terminate and be forfeited. The pro rata portion of the Options that vests shall be calculated by multiplying the number of Options which would have vested upon the next Vesting Date by a fraction, the numerator of which shall equal the number of consecutive days since the most recent Vesting Date that the Optionee is employed by the Company to the date of termination, and the denominator of which shall equal 365 (rounded to the nearest whole number). If the Optionee’s termination of employment is for any other reason (including, without limitation, a termination by the Company for Cause), all unvested Options shall terminate on the date of termination.

(b) If the Optionee’s termination of employment is due to death or Retirement, or if the Optionee’s employment is terminated by the Company for Disability or without Cause, by the Optionee for Good Reason [or upon the Company’s failure to renew the Optionee’s work permit in Bermuda], to the extent vested, all vested Options shall be exercisable by the Optionee or any prior transferee of the Option or by the Optionee’s designated beneficiary, or, if none, the person(s) to whom such Optionee’s rights under the Option are transferred by will or the laws of descent and distribution for 1 year following such termination of employment (but in no event beyond the term of the Option), and shall thereafter terminate; provided, that, any exercise of an Incentive Stock Option beyond (a) three (3) months after the date of termination when the termination is for any reason other than the Optionee’s death or Disability or (b) twelve (12) months after the date of termination when the termination is for the Optionee’s Disability will cause the Option to be deemed a Nonqualified Stock Option and not an Incentive Stock Option. If the Optionee’s termination of employment is for any other reason (including, without limitation, a termination by the Company for Cause), all vested Options, shall be exercisable for a period of 90 days following such termination of employment (but in no event beyond the term of the Option), and shall thereafter terminate. An Optionee’s status as an employee shall not be considered terminated in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military and sick leave); provided, that, such leave is for a period of not more than 90 days or re-employment upon expiration of such leave is guaranteed by contract or statute.

(c) For purposes of this Agreement, “Disability” shall mean termination upon 30 days’ notice in the event that the Optionee suffers a mental or physical disability that shall have prevented him/her from performing his/her material duties for a period of at least 120 consecutive days or 180 non-consecutive days within any 365 day period; provided, that, the Optionee shall not have returned to full-time performance of his/her duties within 30 days following receipt of such notice. The Optionee shall have “Good Reason” to terminate his/her employment within 30 days after the Optionee has knowledge of the occurrence, without the Optionee’s written consent, of one of the following events that has not been cured, if curable, within 30 days after a notice of termination has been given by the Optionee to the Company or its Subsidiary, as applicable: (i) any material and adverse change to the Optionee’s duties or authority which are inconsistent with his/her title and position, (ii) a material diminution of the

Optionee’s title or position; (iii) a reduction of the Optionee’s base salary; or (iv) any other reason which the Company determines in its sole discretion to be a Good Reason; provided, however, that if termination for “Good Reason” is defined in an employee’s employment agreement, the definition in the employment agreement shall apply for purposes of this Section 3 with respect to such employee.

4. Method of Exercising Option.

(a) Options, to the extent vested, may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by the payment in full of the Option Price. Such payment shall be made: (a) in cash, (b) to the extent authorized by the Committee, by surrender of Common Stock owned by the holder of the Option for at least six (6) months prior to the exercise of such Option, or (c) through simultaneous sale through a broker of shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, or (d) through additional methods prescribed by the Committee, or (e) by a combination of any such methods.

(b) At the time of exercise, the Optionee shall pay to the Company such amount as the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise of Options granted hereunder. Such payment shall be made: (a) in cash, (b) to the extent authorized by the Committee, having the Company retain shares which would otherwise be delivered upon exercise of an Option, (c) to the extent authorized by the Committee, delivering Common Stock owned by the holder of the Option prior to the exercise of such Option or (d) any combination of any such methods. For purposes hereof, Common Stock shall be valued at Fair Market Value.

5. Issuance of Shares. Except as otherwise provided in the Plan, as promptly as practical after receipt of such written notification of exercise and full payment of the Option Price and any required income tax withholding, the Company shall issue or transfer to the Optionee the number of Option Shares with respect to which Options have been so exercised (less shares withheld in satisfaction of tax withholding obligations, if any), and shall deliver to the Optionee a certificate or certificates therefor, registered in the Optionee’s name.

6. Company; Optionee.

(a) The term “Company” as used in this Agreement with reference to employment shall include the Company and its Subsidiaries, as appropriate.

(b) Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word “Optionee” shall be deemed to include such person or persons.

7. Non-Transferability. The Options are not transferable by the Optionee otherwise than to a designated beneficiary upon death or by will or the laws of descent and distribution, and are exercisable during the Optionee’s lifetime only by him/her (or his or her legal representative in the event of incapacity). No assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options shall terminate and become of no further effect.

8. Change in Control. Upon the occurrence of a Change in Control, all outstanding Options shall automatically become vested and immediately exercisable in full.

9. Rights as Shareholder. The Optionee or a transferee of the Options shall have no rights as shareholder with respect to any Option Shares until he/she shall have become the holder of record of such share, and no adjustment shall be made for dividends or distributions or other rights in respect of such Option Shares for which the record date is prior to the date upon which he/she shall become the holder of record thereof.

10. Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distribution to holders of Common Stock other than regular cash dividends, the number and kind of shares subject to any outstanding Options granted hereunder and the purchase price thereof shall be adjusted by the Committee as it shall in its sole discretion deem equitable to preserve the value of such Options.

11. Compliance with Law. Notwithstanding any of the provisions hereof, the Optionee hereby agrees that he/she will not exercise the Options, and that the Company will not be obligated to issue or transfer any shares to the Optionee hereunder, if the exercise hereof or the issuance or transfer of such shares shall constitute a violation by the Optionee or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of the Options or the issuance or transfer of shares pursuant thereto to comply with any law or regulation of any governmental authority.

12. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Optionee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Optionee may be given to the Optionee personally or may be mailed to him/her at his/her address as recorded in the records of the Company.

13. [Incentive Stock Options][Non-Qualified Stock Options]. [The Options granted hereunder are not intended to be incentive stock options within the meaning of Section 422 of the Code.] [The Options granted hereunder are intended to be incentive stock options within the meaning of Section 422 of the Code. The Company shall have no liability to any Optionee or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time. If the Option is an Incentive Stock Option, and if the Optionee sells or otherwise disposes of any of the Option Shares acquired pursuant to the Incentive Stock Option on or before the later of (a) the date two (2) years after the date of grant, and (b) the date one (1) year after transfer of such Option Shares to the Optionee upon exercise of the Option, the Optionee shall immediately notify the Company in writing of such disposition. In the event any such disposition causes the Company to incur additional federal, state, or local tax withholding obligations, the Optionee will satisfy any such obligations in cash or out of the current wages or other compensation payable to the Optionee.]

14. Binding Effect. Subject to Section 7 hereof, this Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to its conflict of law principles.

16. Plan. The terms and provisions of the Plan are incorporated herein by reference, and the Optionee hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control. All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan.

17. Policies. By accepting this Award and as a condition thereof, the Optionee agrees to comply with the Company’s policies that are attached hereto as Exhibit A.

18. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Optionee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be binding on the Company and the Optionee.

19. No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Optionee’s employment.

20. Section 409A Limitation. The Company shall have no liability to the Optionee or any other person if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MAX CAPITAL GROUP LTD.

By:
Name:
Title:

By:

EXHIBIT A

Acknowledgements. The Optionee acknowledges that (i) as a result of his/her employment by the Company or its affiliate, the Optionee has obtained and will obtain Confidential Information (as defined below) including substantial trade secrets; (ii) the Confidential Information has been developed and created by the Company and/or any of its affiliates (the “Group”) at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Group will suffer substantial damage which will be difficult to compute if, during his/her employment or thereafter, he/she should solicit or interfere with the Group’s employees, clients or customers (collectively, “customers”) or should divulge Confidential Information relating to the business of the Group; (iv) the provisions of this Exhibit A are reasonable and necessary for the protection of the business of the Group; and (v) the Company would not have hired or continued to employ the Optionee, nor would the Company have granted the restricted stock award as set forth in the related option agreement (the “Option Agreement”) unless the Optionee agreed to be bound by the covenants below.

Confidentiality. In consideration of the Optionee’s continued employment with the Group and the benefits provided for in the Option Agreement, the Optionee agrees not to, at any time, either during his/her employment or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement, and to keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Optionee’s duties to the Group, (ii) with the Group’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Optionee’s breach of any of his/her obligations under this Exhibit A, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Optionee shall cooperate with the Group in attempting to keep such information confidential to the maximum extent possible. Upon the request of the Group, Optionee agrees to promptly deliver to the Group the originals and all copies, in whatever medium, of all such Confidential Information.

“Confidential Information” means any and all confidential and/or proprietary trade secrets, knowledge, data, or information of the Group including, without limitation, any: (A) drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Group, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans and strategies, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, customer history, customer preferences, or distribution arrangements; (C) any information regarding the skills or compensation of employees, suppliers, agents, and/or independent contractors of the Group; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Group; (E) information about the Group’s investment program, trading methodology, or portfolio holdings; or (F) any other information, data or the like that is labeled confidential or described as confidential.

Non-Disparagement. In consideration of the Optionee’s continued employment with the Group and the benefits provided for in the Option Agreement, the Optionee acknowledges and agrees that he/she will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Group, including its officers, directors, partners, executives or agents, in either a professional or personal manner at any time during or following his/her employment.

Post-Employment Property. In consideration of the Optionee’s continued employment with the Group and the benefits provided for in the Option Agreement, the Optionee agrees that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to the business of the Group that the Optionee, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during his or her employment, whether or not during regular business hours and created, conceived or prepared on the Group’s premises or otherwise shall be the sole and complete property of the Group. More particularly, and without limiting the foregoing, the Optionee agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) — (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Group’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Group, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. The Optionee further agrees promptly to disclose in writing and deliver to the Group all Intellectual Property Products created during his or her engagement by the Group, whether or not during normal business hours. The Optionee agrees that all works of authorship created by the Optionee during his/her engagement by the Group shall be works made for hire of which the Group is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by the Optionee during his/her engagement by the Group is not a work made for hire, by accepting the Award, the Optionee assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Group. To the extent that this Exhibit A does not otherwise serve to grant or otherwise vest in the Group all rights in any Intellectual Property Product created by the Optionee during his/her engagement by the Group, by accepting the Award, the Optionee assigns all right, title and interest therein, in perpetuity and throughout the world, to the Group. The Optionee agrees to execute, immediately upon the Group’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time, whether or not the Optionee is engaged by the Group at the time such request is made, in order to permit the Group and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Group shall bear the cost of any such assignments, applications or consequences. Upon termination of the Optionee’s employment by the Group for any reason whatsoever, and at any earlier time the Group so requests, the Optionee will immediately deliver to the custody of the person designated by the Group all originals and copies of any documents and other property of the Group in the Optionee’s possession, under the Optionee’s control or to which he/she may have access.

Non-Solicitation of Employees. In consideration of the Optionee’s continued employment with the Group and the benefits provided for in the Option Agreement, the Optionee covenants and agrees that during his/her employment and for a period of one (1) year thereafter, he/she shall not, without the prior written permission of the Group, directly or indirectly solicit, employ, retain, or have or cause any other person or entity to solicit, employ, or retain, any person who (i) is employed or is providing services to the Group at the time of the Optionee’s termination of employment or (ii) is or was providing services to the Group within the twelve (12) month period before or after the Optionee’s termination of employment. During the Optionee’s employment and for a period of one (1) year thereafter, the Optionee also shall not request or cause any employee of the Group to breach or threaten to breach any terms of said employee’s agreements with the Group or to terminate such employee’s employment with the Group.

Non-Solicitation of Clients and Customers. In consideration of the Optionee’s continued employment with the Group and the benefits provided for in the Option Agreement, the Optionee covenants and agrees that during his/her employment and for a period of one (1) year thereafter, the Optionee will not, for himself/herself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant, except the Optionee may be a passive investor in a business so long as the Optionee’s interest therein is less than two percent (2%)), directly or indirectly: (i) solicit work from any persons or entities who the Optionee knows or should know (xx) are current clients or customers of the Group, (yy) were customers or clients of the Group during the twelve (12) months preceding the Optionee’s termination, or (zz) were actively being pursued by the Group during the last six (6) months of the Optionee’s employment; (ii) request or cause any clients or customers to cancel or terminate any business relationship with the Group involving services or activities which were directly or indirectly the Optionee’s responsibility during the Optionee’s employment; or (iii) pursue any project that the Optionee knows or should know the Group is actively pursuing (or was actively pursuing within six (6) months of the Optionee’s termination).

Enforcement. If the Optionee commits a breach, or threatens to commit a breach, of any of the provisions of this Exhibit A, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, without posting a bond, it being acknowledged and agreed by the Optionee that the services being rendered hereunder to the Goup are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, the Optionee consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Exhibit A.

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